Registration No. 333-166132

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TPC GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0863618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5151 San Felipe, Suite 800

Houston, Texas 77056

(713) 627-7474

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

TEXAS PETROCHEMICALS INC. 2004 STOCK AWARDS PLAN

TEXAS PETROCHEMICALS INC. 2009 LONG-TERM INCENTIVE PLAN

(Full Title of the Plans)

Rishi Varma

Vice President, General Counsel and Secretary

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

(713) 627-7474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by TPC Group Inc., a Delaware corporation (the “Registrant”), relates to Registration Statement 333-166132 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission on April 16, 2010 registering (i) an aggregate of 1,165,899 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant relating to the Texas Petrochemicals Inc. 2004 Stock Awards Plan and (ii) an aggregate of 1,195,652 shares of Common Stock of the Registrant relating to the Texas Petrochemicals Inc. 2009 Long-Term Incentive Plan.

Effective as of December 20, 2012 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated August 24, 2012, as amended, among Sawgrass Holdings Inc. (now known as TPC Holdings, Inc.), a Delaware corporation (“Parent”), Sawgrass Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving corporation. In connection with the Merger, all issued and outstanding shares of Common Stock, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 21st day of December, 2012.

TPC GROUP INC.

By: /s/ Rishi A. Varma
Name: Rishi A. Varma Title: Vice President, General Counsel and Secretary

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.